{LOGO] Cypress Bioscience, Inc.

                                                                    Exhibit 99.1

Cypress Bioscience, Inc., Forest Laboratories, Inc. and Pierre Fabre Medicament
          Announce Development and Marketing Agreement for Milnacipran



    SAN DIEGO and NEW YORK, Jan. 9 /PRNewswire-FirstCall/ -- Cypress Bioscience, Inc. (Nasdaq: CYPB), Forest Laboratories, Inc. (NYSE: FRX), and Pierre Fabre Medicament announced today that the companies have entered into an agreement for the development and marketing for Cypress' product, milnacipran, licensed from the product's originator, Pierre Fabre Medicament, for indications in the United States market. Milnacipran is currently being evaluated in a Phase III program sponsored by Cypress for the treatment of Fibromyalgia Syndrome (FMS). Fibromyalgia is a frequent cause of chronic, widespread pain and is estimated to affect six to twelve million people in the United States. There are currently no products approved for the treatment of FMS.

    Specific terms of the transaction were not disclosed but the total upfront and milestone payments to Cypress under the agreement could be between $200 and $250 million. In addition Forest will pay Cypress a royalty based on sales and will fund all continuing development activities, which will be managed jointly by both companies. Forest will be responsible for sales and marketing activities, with Cypress having the option to co-promote up to 25 percent of the total physician details. Cypress holds two patents covering the use of milnacipran for FMS, both expiring in 2021. As a new compound in the United States, milnacipran also qualifies for five years of marketing exclusivity upon marketing approval under the Hatch-Waxman legislation.

    The current Phase III program, which is designed to support registration of milnacipran for the treatment of FMS in the U.S., is based on the results of a controlled, randomized Phase II study with 125 FMS patients. Data from the study demonstrated that milnacipran provided statistically significant improvements in multiple measures of clinical pain and many secondary
symptoms, including fatigue, mood and patient global status reports.   The
Phase III program consists of multiple randomized, placebo controlled clinical trials. Enrollment in the first study is underway and progressing on schedule at approximately 30 clinical sites in the U.S. The study includes male and female outpatients with a primary diagnosis of FMS who meet other entry criteria. The Phase III program could possibly be completed in 2006 and, if successful, a New Drug Application for FMS could possibly be submitted later in that year.

    Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "We are intrigued by the impressive results for the Phase II study of milnacipran in FMS conducted by Cypress and its potential for other pain syndromes. We are also impressed by the safe and successful use of milnacipran in Europe where it has been developed and marketed by Pierre Fabre Medicament as a dual-acting agent for depression for several years." Mr. Solomon added: "We look forward to working with Cypress on the further development of milnacipran in the future."

    "Forest has distinguished itself as an outstanding developer and marketer of novel drugs in its primary therapeutic markets, which include central nervous system disorders and pain management," commented Jay D. Kranzler, M.D., Ph.D., Chairman of the Board and Chief Executive Officer of Cypress. "They are an ideal partner for milnacipran."


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    "Our activities with milnacipran are an example of Cypress' corporate strategy to identify unmet market opportunities and potentially valuable therapeutic compounds acting on the central nervous system that could address these needs," Dr. Kranzler noted. "We have used our medical, scientific, and drug development expertise to plan and initiate the late-stage clinical development of milnacipran and to establish a patent position for the agent. We are optimistic about milnacipran's future with Forest as a partner. The business deal allows Cypress to share significantly in the continued research and development activities, promotion of the product, and profits from product sales. The agreement with Forest enhances our cash balance and financial resources which we expect will help expedite our efforts identifying, licensing and developing our next product candidate."

    Jean Pierre Couzinier, MD, Chief Operating Officer of Pierre Fabre Medicament said: "I am pleased with the finalization of this agreement which is the perfect illustration of the Pierre Fabre Medicament partnership strategy, as already implemented by the success of milnacipran in Japan with our licensee Asahi-Kasei. I am very confident that the combined capabilities of Forest and Cypress will ensure the success of milnacipran in the United States."


    About Milnacipran

    Milnacipran is a novel compound which exerts its effect by inhibiting the reuptake of both norepinephrine and serotonin, two neurotransmitters known to play an essential role in regulating pain and mood. It has been approved for the treatment of non-pain indications in 22 countries and has been used safely by more than 2 million patients during more than six years of commercial availability outside the U.S.


    About Fibromyalgia

    Fibromyalgia is considered one of a group of related chronic pain syndromes characterized by both physical and psychiatric symptoms that include conditions such as irritable bowel syndrome (IBS), chronic tension headache, non-cardiac chest pain, and certain types of lower back pain. The use of milnacipran in these other chronic pain syndromes may also be explored under the agreement with Forest. FMS is estimated to affect six to twelve million people in the United States. FMS is most often diagnosed in the primary care setting and in addition is the second most commonly diagnosed condition in rheumatology clinics in the United States after osteoarthritis.

    For more information about FMS, please visit www.FMSresource.com.


    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and commercial leader in providing products for the treatment of patients with Functional Somatic Syndromes, such as FMS, and other related chronic pain and central nervous system disorders. In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. In October 2003, Cypress began initiating its Phase III clinical trials for the use of milnacipran as a potential treatment for FMS.

    For more information about Cypress, please visit the Company's web site at www.cypressbio.com.


    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in completing Phase III trials or submitting a New Drug Application by the end of 2006; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome; and that we may not be successful in identifying, licensing and developing any additional product candidates. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


    About Forest Laboratories and Its Products

    Forest Laboratories' growing line of products includes: Lexapro(R), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and Generalized Anxiety Disorder; Celexa(R), an antidepressant; Namenda(TM), an N-methyl D-aspartate (NMDA) receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Tiazac(R), a once-daily diltiazem, indicated for the treatment of angina and hypertension; Benicar(R)*, an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar HCT, an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; and Aerobid(R), an inhaled steroid indicated for the treatment of asthma.


    Except for historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Quarterly Reports on Form 10-Q for the periods ending June 30, 2003, and September 30, 2003. Actual results may differ materially from those projected.


    About Pierre Fabre Medicament

    Pierre Fabre Medicament is dedicated to treating and preventing disease by discovering and developing innovative prescription drugs. In 2002, Pierre Fabre Group generated a turnover of $1.4 billion and employed approximately 9,000 people worldwide. Pierre Fabre Medicament dedicates 21% of its annual turnover to R&D activities, in 5 therapeutic areas, decisive in terms of public health: Central Nervous System, Oncology, Cardiology, Internal Medicine/Urology and Dermatology.



SOURCE  Cypress Bioscience, Inc.; Forest Laboratories, Inc.
    -0-                             01/09/2004
    /CONTACT: Sabrina Martucci Johnson, Chief Financial Officer, Mary Gieson, Investor Relations, both of Cypress, +1-858-452-2323; Charles Triano, Vice President - Investor Relations of Forest Laboratories, +1-212-224-6714/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20001011/FORESTLOGO
             http://www.newscom.com/cgi-bin/prnh/20040108/LAPHOTO1LOGO /
    /Web site:  http://www.frx.com
                http://www.FMSresource.com
                http://www.cypressbio.com /
    (FRX CYPB)

CO:  Cypress Bioscience, Inc.; Forest Laboratories, Inc.
ST:  California, New York
IN:  MTC BIO HEA
SU: